Exhibit 99.1

Proginet Names Sandy Weil President and CEO

Former Accenture Partner Tapped to Lead Proginet’s Next Stage of Growth

Garden City, N.Y.—July 29, 2008—Proginet Corporation [OTCBB: PRGF], a world leader in multi-platform file transfer solutions, today announced the appointment of Mr. Sandison (Sandy) Weil as the Company’s new President and CEO.  Mr. Weil joined Proginet in April 2008 and has since been serving as Executive Vice President of Sales and Marketing.  Mr. Weil's appointment is effective July 31, 2008.

Proginet’s current President and CEO, Mr. Kevin M. Kelly, will retire effective July 31, 2008. Mr. Kelly will also retire from Proginet’s Board of Directors. Also retiring, effective July 31, 2008, will be Senior Vice President Arne H. Johnson.

"Kevin’s passion for all things Proginet was instrumental in the Company’s early success. We owe a debt of gratitude to both Kevin and Arne for their leadership and overall contributions,” stated Dr. E. Kelly Hyslop, Proginet’s Chairman of the Board.

Dr. Hyslop continued, “Sandy is the ideal choice to lead Proginet through its next stage of growth. The Board is very pleased to have appointed a CEO with Sandy’s experience and track record. In his brief time at Proginet, he has moved quickly to energize and organize the Company’s assets in a way that positions Proginet for future success.”

Proginet’s Board of Directors voted unanimously to elect Mr. Weil as President and CEO, and to appoint him to the Board of Directors. Most recently, he served as a partner and senior executive at Accenture, one of the world's leading global management consulting and technology firms. During his fourteen-year tenure at Accenture, he held senior management positions in sales, marketing, strategic alliances, and general operations. He was made partner in the firm in 2003.

“What I found when I got to Proginet was a great company with great technology,” stated Mr. Weil. “By realigning and restructuring some of our key business units we’ve been able to bring a new energy to the Company, and a desire to innovate and be ultra-competitive. All the assets are in place, now we need to execute.”

"I’ve had an incredible 15 years at the helm of Proginet,” said Mr. Kelly. “I believe it’s now time to move on and I’m pleased to be leaving the Company in the hands of such an accomplished executive. Sandy has already had a huge impact on the Company and I have no doubt that his strong background and proven leadership qualities will help take Proginet to the next level,” concluded Mr. Kelly.

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About Proginet Corporation
Proginet Corporation offers a universal, multi-platform software solution for fast, inexpensive and secure file transfers both inside and outside the enterprise. Proginet’s CyberFusion Integration Suite (CFI)® is used by companies of all sizes to conduct business more efficiently while protecting customer data and limiting the risks associated with sharing proprietary information with partners and colleagues around the globe. With over 20 years of experience in the managed file transfer arena, Proginet has built a customer base of over 400 companies spanning 30 countries. Headquartered in New York, the Company is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

Proginet Media Contacts:	Proginet Investor Relations Contact:
Mike Farber/Paul DiPerna	John F. Lynch
Schwartz Communications	Proginet Corporation
781-684-0770	516-535-3651
proginet@schwartz-pr.com	jlynch@proginet.com